Exhibit 99

FOR IMMEDIATE RELEASE

       DAEDALUS ENTERPRISES, INC. AND S. T. RESEARCH CORPORATION
            ANNOUNCE SIGNING OF DEFINITIVE MERGER AGREEMENT


December 23, 1997

Daedalus Enterprises, Inc. of Ann Arbor, MI (OTC:DDEI) and S. T. Research Corporation of Newington, VA announced today that they have entered into a definitive merger agreement. A copy of the merger agreement is being filed by Daedalus with the Securities and Exchange Commission on Form 8-K.

Under the agreement, S. T. Research will become a wholly owned subsidiary of Daedalus, whose board of directors will be expanded to seven members, including five current S. T. Research directors. S. R. Perrino, currently CEO of S. T. Research, will become the Chairman and CEO of the merged company, while Thomas
R. Ory, the current President and CEO of Daedalus, will remain President of the Daedalus division, responsible for Daedalus' operations in Ann Arbor.

Shareholders of S. T. Research will receive 2.58 shares of Daedalus stock in exchange for each share of S. T. Research stock they hold of record on the effective date of the merger. As of December 23, 1997, S. T. Research had approximately 724,000 shares outstanding and is permitted to issue up to 582,000 additional shares prior to January 31, 1998.

In connection with the merger, Daedalus has agreed to change its name to "Sensys Technologies, Inc." and to increase the number of shares of common stock authorized in its charter.

The merger is expected to close in April or May of 1998 and is subject to the satisfaction of various conditions, including the approval of the S. T. Research stockholders of the merger and the approval of the Daedalus stockholders of the amendment of the Daedalus charter to change the company's name and increase the number of authorized shares. The Daedalus stockholders will be asked to vote on the merger-related matters at their annual meeting, which is expected to be held in April or May of 1998.

Daedalus is a leading international supplier of airborne remote sensing systems and services for environmental measurement and mapping applications. The Daedalus customer base includes foreign and domestic government agencies as well as commercial companies performing environmental monitoring and assessments. Daedalus also provides sensor systems and services for digital mapping and asset location and inventory management information for the utility and transportation industries.

S. T. Research is a supplier of technology-driven solutions for communications and radar intercept equipment to the U.S. Government. The company has been growing at an internal compound rate in excess of 20% for the past three years owing to government acceptance of its state-of-the-art systems. S. T. Research is a major supplier of threat warning systems to the surface and subsurface community.


FOR MORE INFORMATION, CONTACT:
T. R. Ory, President and CEO, Daedalus Enterprises, Inc. at (734) 769-5649
S. R. Perrino, Chairman and CEO, S. T. Research Corporation at (703) 550-7000